SERVICE AGREEMENT
                                      WITH
                               INVESTMENT ADVISER

       AGREEMENT, effective as of December 8, 1997, between Janus Capital Corporation (the "Adviser"), a Colorado corporation, and Aetna Insurance Company of America (the "Company"), a Connecticut corporation, for the provision of described administrative services by the Company in connection with the sale of shares of Janus Aspen Series (the "Fund") as described in the Fund Participation Agreement dated December 8, 1997 between the Company, the Fund and the Adviser (the "Fund Participation Agreement").

In consideration of their mutual promises, the Adviser and the Company agree as follows:

1. The Company agrees to provide the following services to the Adviser and the Fund:

       a. responding to inquiries from owners of or Participants in the Company variable annuity contracts and variable life insurance policies using the Funds as an investment vehicle ("Contract Owners") regarding the services performed by the Company that relate to the Funds;

       b. providing information to Adviser and Contract Owners with respect to Fund shares attributable to Contract Owner accounts;

       c. communicating directly with Contract Owners concerning the Funds' operations;

       d. providing such other similar services as Adviser may reasonably request pursuant to Adviser's agreement with the Funds to the extent permitted under applicable federal and state requirements.

2.     (a)    Administrative services to Contract Owners and Participants shall be the responsibility of the Company and shall not be the responsibility of the Fund or the Adviser. The Adviser recognizes the Company as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, the Adviser agrees to pay to the Company and the Company agrees to accept as full compensation for all services rendered hereunder an amount described in Schedule A attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto.

       (b) The Company represents and warrants that the Adviser's payments to the Company are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

       (c) For the purposes of computing the administrative fee reimbursement contemplated by this Section 2, the average aggregate amount invested by the Company over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares held by the Company) on each business day during the month and dividing by the total number of business days during each month.

       (d) The Adviser will calculate the reimbursement of administrative expenses at the end of each month and will make such reimbursement to the Company within 30 days thereafter. The reimbursement payment will be accompanied by a statement showing the calculation of the monthly amounts payable by the Adviser and such other supporting data as may be reasonably requested by the Company. Payment will be wired by the Adviser to an account designated by the Company.

3.     (a)    The Company represents and warrants that: (1) it and its employees meet and it will use its best efforts to assure that its agents meet the requirements of applicable law, including but not limited to federal and state securities law and state insurance law, for the performance of services contemplated herein; (2) the fee provided herein does not include any payment to the Company that is prohibited under the Employee Retirement Income Securities Act of 1974 ("ERISA") with respect to any assets of a Contract Owner invested in a Contract using the Funds as investment vehicles; and
              (3) the Company is (i) registered as a broker-dealer (ii) has entered into arrangements with an affiliate to act as its broker-dealer, or (iii) is not required to be registered as a broker-dealer pursuant to the Securities Exchange Act of 1934 (the
              "Exchange Act") or any applicable state securities laws in order to enter into and perform the services set forth in this Agreement.

       (b) The Company represents, warrants and agrees that, if required by applicable law, as determined solely in discretion of the Company, the Company will disclose to each Contract Owner the existence of the fee received by the Company pursuant to this Agreement in a form consistent with the requirements of applicable law.

4. The Company agrees to indemnify and hold harmless the Adviser and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Company or its employees or agents under this Agreement or a breach of a material provision of this Agreement,


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


       except to the extent such loss, liability or expense is the result of the Adviser's misfeasance, bad faith or gross negligence in the performance of its duties.

5. The Adviser agrees to indemnify and hold harmless the Company and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Adviser or its employees or agents under this Agreement or a breach of a material provision under this Agreement, except to the extent such loss, liability or expense is the result of the Company's own misfeasance, bad faith or gross negligence in the performance of its duties.

6.     Either party may terminate this Agreement, without penalty, (i) on sixty
       (60) days written notice to the other party, for any cause or without cause, or (ii) on reasonable notice to the other party, if it is not permissible to continue the arrangement described herein under laws, rules or regulations applicable to either party or the Fund, or if the Participation Agreement is terminated.

       This Agreement may not be assigned (as that term is defined in the 1940
       Act) by either party without the prior written approval of the other party, which approval will not be unreasonably withheld, except that the Adviser may assign its obligations under this Agreement, including the payment of all or any portion of the fee, to the Fund upon one hundred and twenty (120) days' written notice to the Company if legally permissible to do so and provided Fund and/or Adviser agree to pay for any costs or expenses incurred with such charge (e.g. prospectuses, etc.) unless such change is able to be made in the ordinary course of updating the prospectus for its annual update.)

7. The terms of this arrangement will be held confidential by each party except to the extent that either party or its counsel may deem it necessary under applicable law to disclose this arrangement.

8. This Agreement together with the Fund Participation Agreement represents the entire Agreement of the parties on the subject matter hereof and it cannot be amended or modified except in writing, signed by the parties. This Agreement may be executed in one or more separate counterparts, all of which, when taken together, shall constitute one and the same Agreement.

9. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, to the party to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to the other party.


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


       To Aetna:

         Aetna Insurance Company of America
         151 Farmington Avenue
         Hartford, Connecticut  06156
         Attention:  Julie E. Rockmore, Counsel

       To Adviser:

         Janus Capital Corporation
         100 Fillmore Street
         Denver, Colorado  80206
         Attention:  General Counsel


Any notice, demand or other communication given in a manner prescribed in this
Section 9 shall be deemed to have been delivered on receipt.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their authorized officers as of the day and year first above written.

                              JANUS CAPITAL CORPORATION

                              By:        /s/ Stephen L. Stieneker
                                         -----------------------------
                              Date:      12/2/97
                                         -----------------------------

                              AETNA INSURANCE COMPANY OF AMERICA

                              By:        /s/ Shaun P. Mathews
                                         -----------------------------
                              Date:      12/8/97
                                         -----------------------------


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


                                   Schedule A


In consideration of the services provided by the Company, the Adviser agrees to pay the Company an amount equal to 20 basis points (0.20%) per annum on the first $500 million of the average aggregate amount invested by the Company in the Fund under the Fund Participation Agreement, and 25 basis points (0.25%) per annum on the total average aggregate amount invested by the Company in the Fund under the Fund Participation Agreement, in excess of $500 million after the total aggregate assets invested by the Company in the Fund exceeds $1.25 billion.

Dated this 8th day of December, 1997.

                              JANUS CAPITAL CORPORATION



                              By:        /s/ Stephen L. Stieneker
                                         -----------------------------
                              Date:      12/2/97
                                         -----------------------------


                              AETNA INSURANCE COMPANY OF AMERICA

                              By:        /s/ Shaun P. Mathews
                                         -----------------------------
                              Date:      12/8/97
                                         -----------------------------


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